UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FIRST TRINITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	6311	34-10011436
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number.)
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mr. Gregg Zahn
Chief Executive Officer
First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
P. David Newsome, Jr.
Cooper Newsome & Woosley PLLP
401 South Boston Avenue
Suite 3300, Mid-Continent Tower
Tulsa, Oklahoma 74103
(918) 592-3300
Approximate date of commencement of proposed sale to the public: As soon as practicable beginning after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                 Accelerated filer ☐                      Non-accelerated filer ☐                      Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each Class of securities to be registered	Amount to be registered(1)	Offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $.01 per share	1,466,668	$7.50	$11,000,010	$784.30

(1)	Includes 133,334 shares of common stock to cover over-subscriptions, if any, in excess of the proposed maximum number of shares being offered.

(2)	The common stock is not traded on any national exchange. The offering price was arbitrarily determined by the registrant and bears no relationship to assets, earnings or any other valuation criteria.

(3)	Estimated in accordance with Rule 457 of the Securities Act of 1933, as amended.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PROSPECTUS
FIRST TRINITY FINANCIAL CORPORATION
1,333,334 SHARES OF COMMON STOCK
     This prospectus relates to a public offering of 1,333,334 shares of common stock, $.01 par value per share, of First Trinity Financial Corporation for $7.50 per share. First Trinity Financial Corporation is referred to as “FTFC” or the “Company” and the securities are referred to as “Common Stock” or “Shares.” The Company will receive $8,500,000 after offering expenses and sales commissions if all of the securities are sold.

	Per Share	Total
Public offering price	$7.50	$10,000,000
Estimated offering expenses (excluding selling agent fees and expenses)	$0.38	$500,000
Estimated selling agent fees and expenses	$0.75	$1,000,000
Estimated net proceeds	$6.37	$8,500,000
     The Shares will be offered and sold by our registered securities agents in the State of Oklahoma. The Shares will be offered and sold on a best efforts basis. By “best efforts” we mean that we are not required to sell any specific number or dollar amount of Shares. For a description of the plan of distribution of these Shares, please see page 16 of this prospectus. Our securities are not listed on a national securities exchange or quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no assurance that a market may be established in the future. We have registered 133,334 Shares to cover over-subscriptions if any occur.
     We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $65,000 and a minimum net worth of $65,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.
     This offering will end on ____________, 2011, unless all of the Shares are sold before then. The proceeds from the sale of Shares will be immediately available to us and will not be held in escrow.
     Our business and an investment in our Common Stock involve significant risks. You should refer to the factors described in the section called “Risk Factors” beginning on page 6 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this Prospectus is ____________, 2010.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

PROSPECTUS SUMMARY
     This summary may not contain all the information that may be important to you. You should read this entire prospectus, and the financial data and related notes that are incorporated by reference, before making an investment decision.
     You should pay special attention to the “Risk Factors” section beginning on page 10 of this prospectus in determining whether an investment in our common stock is appropriate for you.
     In this prospectus, references to the “Company,” “we,” “us,” “our,” “First Trinity” and “registrant” refer to First Trinity Financial Corporation. Our life insurance subsidiary, Trinity Life Insurance Company, is referred to as “TLIC. Our premium finance subsidiary, First Trinity Capital Corporation, is referred to as “FTCC.”
First Trinity Financial Corporation
     First Trinity Financial Corporation is an Oklahoma corporation with offices at 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133. The Company’s telephone number is (918) 249-2438. The Company was incorporated on April 19, 2004 for the purpose of forming and/or acquiring a life insurance company or insurance related companies and the formation of other financial service businesses. We received our Certificate of Authority for TLIC from the Oklahoma Department of Insurance on June 22, 2006. We incorporated our premium finance subsidiary, FTCC, in February of 2006. We have been selling life insurance since March of 2007, and making premium finance loans since January of 2007. On December 23, 2008, we purchased First Life America Corporation (“FLAC”) from Brooke Capital Corporation. On August 31, 2009, we merged TLIC into FLAC and immediately changed the name of FLAC to TLIC.
     We are a holding company for an insurance company and a premium finance company. We operate our insurance company in eight states and develop and market individual life insurance and annuity products. We serve middle-income consumers, with a focus on seniors. We believe this is an attractive, underserved, high growth market. We sell our products through independent producers (some of whom sell one or more of our product lines exclusively). We operate our premium finance company in three states and finance casualty insurance premiums through general insurance agencies.
     State insurance holding company statutes applicable to us generally provide that no person may acquire control of us, and thus indirect control of our insurance subsidiary, without prior approval of the relevant state insurance commissioners. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the relevant state insurance commissioners upon application determine otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of our voting shares. If any person acquires 10% or more of the outstanding shares of common stock in violation of such provisions, our insurance subsidiary or the state insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing shares of common stock owned by such person, and such shares of common stock would not be entitled to be voted.
The Offering

Issuer	First Trinity Financial Corporation, an Oklahoma corporation

Securities Offered	1,333,334 Shares of Common Stock. The Company has registered an additional 133,334 Shares for over-subscriptions.

Common Stock Outstanding Before Offering	5,805,000 shares.

Common Stock Outstanding After Offering (if maximum sold)	7,138,334 shares. The Company has registered an additional 133,334 shares for over-subscriptions, if any.

Minimum Subscription	Subscriptions will be subject to a minimum of 200 Shares ($1,500) and a maximum of 10,000 Shares ($75,000).

Plan of Distribution	Shares will be sold on a “best efforts” basis through agents of the Company registered in Oklahoma, who will receive a direct commission based upon such sales not to exceed 10%. See “Plan of Distribution” below for additional information.

Use of Proceeds	We estimate that our net proceeds from the sale of Shares in this offering, after deducting commissions and offering expenses, will be approximately $8,500,000 if the maximum number of Shares are sold. We intend to use the net proceeds for general corporate purposes, including working capital, to expand our premium finance subsidiary and for potential acquisitions.

Term of Offering	The offering will continue for one year from the date of this Prospectus unless all of the Shares are sold before then. We may extend the Offering for one additional year by a future amendment to our registration statement.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

Suitability	We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $65,000 and a minimum net worth of $65,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
     The following table provides summary historical consolidated financial data for the periods and as of the dates indicated. You should read this information in conjunction with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC. The summary historical consolidated financial data for the three months ended September 30, 2009 and 2008, are derived from our unaudited interim consolidated financial statements which are included in our Quarterly Report on Form 10-Q for the period ended September 30, 2009, as filed with the SEC. The quarterly data should be read in conjunction with notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Quarterly Report.

	Nine Months Ended
	September 30,	September 30,	Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)
Statement of Operations Data
Premiums	$4,303,746	$1,209,081	$1,572,599	$972,547
Income from premium financing	494,207	335,403	503,885	183,927
Net investment income	1,494,531	147,865	164,924	476,482
Net Realized investment losses	(188,169)	—	—	—
Total revenue	6,104,315	1,692,349	2,241,408	1,635,956
Total benefits and expenses	6,266,917	2,113,957	2,747,092	2,146,531
Loss before income taxes	(162,602)	(421,608)	(505,864)	(510,575)
Income taxes	143,339	(832)	(832)	832
Net loss	$(305,941)	$(420,776)	$(504,852)	$(511,407)
Net loss per common share, basic and diluted	$(0.05)	$(0.07)	$(0.09)	$(0.09)

Balance Sheet Data — at Period End
Total assets	$48,630,253	$12,991,686	$43,580,917	$12,528,238
Total liabilities	35,466,850	1,633,122	32,304,147	748,423
Shareholders’ equity	13,163,403	11,358,564	11,276,770	11,779,815
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or similar expressions, we are making forward looking statements. For example, when we discuss in this prospectus or any of the documents incorporated by reference future trends in the life insurance or premium finance industries and our expectations based on such trends, we are using forward looking statements. These forward looking statements are based upon our present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward looking statements as a result of various factors.
     Important factors that could cause actual results to differ materially from those in our forward looking statements include, among others, general market conditions, including the recent downturn in the economy and the growth in consumer debt, regulatory developments and other conditions which are not within our control. Other risks may adversely impact us, as described more fully in the section called “Risk Factors”. You should not place undue reliance upon forward looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements as a result of new information, future events or otherwise.

RISK FACTORS
     Your investment in our common stock involves risk. You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be materially harmed. In that case, the value of our Common Stock could decline, and you may lose all or part of your investment. You also should refer to the other information in this Prospectus, including our financial statements and the related notes.
RISKS RELATED TO OUR BUSINESS
We have suffered operating losses for the years prior to this offering and have an accumulated deficit of approximately $2.9 million at September 30, 2009.
     We have experienced net losses since inception in 2004. TLIC has sustained losses for its first two years of operation although we believe that with the purchase of FLAC and the merger of FLAC and TLIC, the insurance subsidiary will improve its performance. Our premium finance subsidiary showed a small profit in 2008. We cannot be certain that we will achieve or sustain profitability on a quarterly or annual basis in the future.
     In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth. Any election regarding the contribution of additional capital to our insurance subsidiary could affect the ability of our insurance subsidiary to pay dividends.
We are a holding company and our liquidity and ability to meet our obligations may be constrained by the ability of our insurance subsidiary to distribute cash to us.
     We are a holding company with no business operations of our own. We depend on our initial capital and operating subsidiaries for cash to pay administrative expenses. We receive interest payments on surplus debentures from our insurance subsidiary, as well as cash from our non-insurance subsidiary consisting of principal and interest payments. A deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could hinder the ability of our subsidiaries to make disbursements to us. In addition, we may elect to contribute additional capital to our insurance subsidiary to strengthen its surplus for regulatory purposes or to provide the capital necessary for growth, in which case it is less likely that our insurance subsidiary would pay dividends to us. Accordingly, this could limit our ability to satisfy holding company financial obligations.
     Payments from our non-insurance subsidiary do not require approval by any regulatory authority or other third party. However, the payment of dividends or surplus debenture interest by our insurance subsidiary is subject to state insurance department regulations and may be prohibited by insurance regulators if they determine that such dividends or other payments could be adverse to our policyholders or contract holders. Oklahoma Insurance Department regulations permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the greater of statutory net gain from operations, excluding realized capital gains, or 10% of insurer’s surplus as regards policyholders as of the end of the preceding year. This type of dividend is referred to as “ordinary dividends.” Any dividends in excess of these levels require the approval of the Oklahoma Insurance Commissioner. This type of dividend is referred to as “extraordinary dividends”. Accordingly, any dividend payments from our insurance subsidiary will require the prior approval of the Oklahoma Insurance Commissioner.
     Furthermore, risk-based capital (“RBC”) requirements and other capital requirements can also limit, in certain circumstances, the ability of our insurance subsidiary to pay dividends. For example, certain states have established minimum capital requirements for insurance companies licensed to do business in their state.

     In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth
There are risks to our business associated with the current economic environment.
     Over the past year, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into a recession. Following several years of rapid credit expansion, a sharp contraction in mortgage lending coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. Reflecting concern about the stability of the financial markets, generally, and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession.
     Even under more favorable market conditions, general factors such as the availability of credit, consumer spending, business investment, capital market conditions and inflation affect our business. For example, in an economic downturn, higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending may depress the demand for life insurance and annuity products. In addition, this type of economic environment may result in higher lapses or surrenders of policies. Accordingly, the risks we face related to general economic and business conditions are more pronounced given the severity and magnitude of the recent adverse economic and market conditions experienced.
     More specifically, our business is exposed to the performance of the debt and equity markets, which have been materially and adversely affected by recent economic developments. Adverse conditions, including but not limited to, a lack of buyers in the marketplace, volatility, credit spread changes, and benchmark interest rate changes, have affected and will continue to impact the liquidity and value of our investments. We experienced realized losses during 2009 due to bond defaults; however the recovery in the debt and equity market performance was beneficial to us during 2009 due to having purchased the bonds and equity securities of FLAC in a depressed market.
     Changes in interest rates that have adversely affected, and will continue to adversely affect, our business, financial condition, growth and profitability include, but are not limited to, the following:
     A widening of credit spreads, such as the market experienced in 2008 could increase the net unrealized loss position of our investment portfolio and may ultimately result in increased realized losses. The value of our investment portfolio can also be affected by illiquidity and by changes in assumptions or inputs we use in estimating fair value. Although the value of our investments increased on an aggregate basis in 2009, there can be no assurance that higher realized and/or unrealized losses will not occur in the future. Continued adverse capital market conditions could result in further realized and/or unrealized losses.
     Changes in interest rates also have other effects related to our investment portfolio. In periods of increasing interest rates, life insurance policy loans, surrenders and withdrawals could increase as policyholders seek investments with higher returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses. Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in-force. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem bonds in our investment portfolio so that we might have to reinvest those proceeds in lower yielding investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contract owners, which could adversely affect our profitability.
     Increasing consumer concerns about the returns and features of our products or our financial strength may cause existing customers to surrender policies or withdraw assets, and diminish our ability to sell policies and attract assets from new and existing customers, which would result in lower sales and revenues.
     It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to deteriorate and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.
The determination of the amount of realized investment losses recorded as impairments of our investments is highly subjective and could have a material adverse effect on our operating results and financial condition.
     The determination of the amount of realized investment losses recorded as impairments vary by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and reflect changes in realized investment gains and losses from impairments in operating results as such evaluations are revised. Our assessment of whether unrealized losses are other-than-temporary impairments requires significant judgment and future events may occur, or additional information may become available, which may necessitate future impairments of securities in our portfolio. Historical trends may not be indicative of future other-than-temporary impairments. For example, the cost of our fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary in the period in which the determination is made. The assessment of whether impairments have occurred is based on our case-by-case evaluation of the underlying reasons for the decline in fair value.
The determination of the fair value of our fixed maturity securities results in unrealized net investment gains and losses and is highly subjective and could materially impact our operating results and financial condition.
     In determining fair value, we generally utilize market transaction data for the same or similar instruments. The degree of management judgment involved in determining fair values is inversely related to the availability of market observable information. The fair value of financial assets and financial liabilities may differ from the amount actually received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the fair values of the financial assets and financial liabilities. As of September 30, 2009, our total unrealized net investment gains before deferred income taxes were $2,744,135.
If we fail to raise a significant portion of the Offering our plans to seek acquisitions and expand the premium finance company will be effected.
     If we do not raise a significant portion of the Offering, we will be limited to the size and financing options available for any acquisitions of life insurance companies or life insurance business. Additionally, we may have to use our bank line of credit to provide financing to expand our premium finance business. Our target is to increase the loans financed to $7 million. This may negatively impact our plan for growth of the Company.

Our business is subject to extensive regulation.
     Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiary is subject to state insurance laws that establish supervisory agencies. Such agencies have broad administrative powers including the power to grant and revoke business licenses, regulate and supervise sales practices and market conduct, establish guaranty associations, license agents, approve policy forms, establish reserve requirements, prescribe the form and content of required financial statements and reports, determine the reasonableness and adequacy of statutory capital and surplus, perform financial, market conduct and other examinations, define acceptable accounting principles; and regulate the types and amounts of permitted investments.
     The regulations issued by state insurance agencies can be complex and subject to differing interpretations. If a state insurance regulatory agency determines that our insurance subsidiary is not in compliance with applicable regulations, the subsidiary is subject to various potential administrative remedies including, without limitation, monetary penalties, restrictions on the subsidiary’s ability to do business in that state and a return of a portion of policyholder premiums. In addition, regulatory action or investigations could cause us to suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.
     Our insurance subsidiary is also subject to RBC requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover companies that may be weakly-capitalized for the purpose of initiating regulatory action. Generally, if an insurer’s RBC falls below specified levels, the insurer is subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2008 statutory annual statements filed with the state insurance regulators reflected total adjusted capital in excess of the levels subjecting the subsidiary to any regulatory action.
Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities which results in reduced net income and shareholders’ equity.
     Liabilities for insurance products are calculated using management’s best judgments, based on our past experience and standard actuarial tables of mortality, morbidity, lapse rates, investment experience and expense levels. We establish reserves based on assumptions and estimates of factors either established at the date of acquisition for business acquired or considered when we set premium rates for business written.
     Many factors can affect these reserves and liabilities, such as economic and social conditions, changes in life expectancy and regulatory actions. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions, industry data and prior years’ statistics. It is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition.
We may be required to accelerate the amortization of the cost of policies produced or the value of policies acquired.
     Costs of policies produced represent the costs that vary with, and are primarily related to, producing new insurance business. The value of policies acquired represents the value assigned to the right to receive future cash flows from contracts in-force in FLAC at the date FLAC was acquired. The balances of these accounts are amortized over the expected lives of the underlying insurance contracts. On an ongoing basis, we test these accounts recorded on our balance sheet to determine if these amounts are recoverable under current assumptions. In addition, we regularly review the estimates and assumptions underlying these accounts for those products for which we amortize the cost of policies produced or the value of business acquired in proportion to gross profits or gross margins. If facts and circumstances change, these tests and reviews could lead to reduction in the balance of those accounts that could have an adverse effect on the results of our operations and our financial condition.
Our operating results will suffer if policyholder surrender levels differ significantly from our assumptions.
     Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period, which ranges from three to ten years after the date the policy is issued. Surrender charges are eliminated after the penalty period. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of either the acquisition costs or the commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy’s value at a higher rate of return in an alternative insurance or investment product.
Changing interest rates may adversely affect our results of operations.
     Our profitability is affected by fluctuating interest rates. While we monitor the interest rate environment and our financial results could be adversely affected by changes in interest rates. Our annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited to customer deposits. Our ability to adjust for such a compression is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms on most of our other products that limit reductions in the crediting rates to pre-established intervals. Second, if interest rate changes produce an unanticipated increase in surrenders of our annuity products, we may be forced to sell invested assets at a loss in order to fund such surrenders. Third, the profits from other insurance products can be adversely affected when interest rates decline because we may be unable to reinvest the cash from premiums received at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the market value and performance of our investments in general.
Concentration of our investment portfolios in any particular sector of the economy or type of asset may have an adverse effect on our financial position or results of operations.
     The concentration of our investment portfolios in any particular industry, group of related industries, asset classes (such as residential mortgage-backed securities and other asset-backed securities), or geographic area could have an adverse effect on its value and performance and, consequently, on our results of operations and financial position. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative impact on any particular industry, group of related industries or geographic area may have an adverse effect on the investment portfolios to the extent that the portfolios are concentrated.
General market conditions affect investments and investment income.
     The performance of our investment portfolio depends in part upon the level of and changes in interest rates, risk spreads, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors that are beyond our control. Changes in these factors can affect our net investment income in any period, and such changes can be substantial.

     Financial market conditions can also affect our realized and unrealized investment gains (losses). During periods of rising interest rates, the fair values of our investments will typically decline. Conversely, during periods of falling interest rates, the fair values of our investments will typically rise.
Competition from companies that have greater market share, higher ratings, greater financial resources and stronger brand recognition, may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.
     We sell life insurance and fixed annuities and have a relatively small market share. Many of our competitors are larger companies that have higher financial strength ratings, greater capital, technological and marketing resources. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increased competition may harm our ability to improve our profitability.
     In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.
     We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete for sales representatives primarily on the basis of our financial position, financial strength ratings, support services, compensation, products and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues and profitability would suffer.
Tax law changes could adversely affect our insurance product sales and profitability.
     We sell deferred annuities and some forms of life insurance that are attractive, in part, because policyholders generally are not subject to U.S. federal income tax on increases in policy values until some form of distribution is made. Congress has enacted legislation to lower marginal tax rates, to reduce the U.S. federal estate tax gradually over a ten-year period (with total elimination of the U.S. federal estate tax in 2010) and to increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes are scheduled to expire at the beginning of 2011 absent future congressional action, they could, in the interim, diminish the appeal of our annuity and life insurance products because the benefit of tax deferral is lessened when tax rates are lower and because fewer people may purchase these products when they can contribute more to individual retirement accounts and 401(k) accounts. Additionally, Congress has considered, from time to time, other possible changes to U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. Such a change would make these products less attractive to prospective purchasers and therefore would likely cause our sales of these products to decline.
We face risk with respect to our reinsurance agreements.
     We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of December 31, 2008, our reinsurance receivables totaled $.9 million. Our ceded life insurance in-force totaled $44.3 million. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders’ equity.
Our insurance subsidiary may be required to pay assessments to fund other companies’ policyholder losses or liabilities and this may negatively impact our financial results.
     The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our operating results and financial position.
We may not be able to obtain a favorable insurance rating.
     Insurance ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings reflect the rating agencies’ opinion of an insurance company’s financial strength, operating performance and ability to meet its obligations to policyholders. There can be no assurance that our insurance company will be rated by a rating agency or that a rating, if and when received, will be favorable to the insurance subsidiary.
Our premium finance business will be subject to risk.
     Our premium finance business is subject to the risk that we will not be able to successfully market our products, the possibility of interest rate changes which could affect the profitability of the business, the possibility of regulatory changes including limits on the amount of interest which could be charged, the insolvency of an insurance company or agency whose premiums have been financed and the competition from other premium finance companies that have greater capitalization and have existing business in the states in which we operate.
RISK RELATED TO THE OFFERING AND OWNERSHIP OF OUR COMMON STOCK
No market exists or is expected to develop for the Common Stock.
     There is currently no existing public or other market for the Common Stock. The development of a public trading market, if any, will depend upon the Company’s ability to meet the listing requirements on an exchange or trading system. There is no assurance that the Company will be able to meet those standards.
We have no plans to pay dividends on our Common Stock, and you may not receive funds without selling your Common stock.
     We have not declared or paid cash dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain available funds to finance our operations and growth. Future dividend policy will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. See “Description of Securities” below for additional information.

     Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment. Because there is no public market for the stock, you may not receive a gain when you sell our common stock and you may lose the entire investment.
This offering is being made on a “best efforts” basis, and we cannot assure you that the offering will be successful.
     We are making this offering on a “best efforts” basis through our registered securities agents. These agents will be able to offer and sell securities in Oklahoma only. If we expand the offering to other states we will have to engage the services of a FINRA-member broker-dealer to assist us in those states. We cannot assure you that we will be successful in engaging a broker-dealer to assist us. While some of our agents have prior securities experience from our previous offerings, we will recruit and train new agents who will not be experienced securities salespersons. This lack of experience may have a negative impact on our ability to complete this offering. There can be no assurance that all of the offering will be sold. If less than all of the Shares are sold prior to the termination of this offering, we will have lesser funds available for our business purposes, and our prospects may be materially and adversely affected. See “Use of Proceeds,” and “Plan of Distribution,” below for additional information.
You will suffer an immediate and substantial dilution in the net tangible book value of the Shares you purchase.
     There will be an immediate and substantial dilution in the book value of each purchaser’s investment. The dilution would be a minimum of $4.47 per share or 60% of the $7.50 offering price if all the Shares offered are sold and could be substantially higher depending upon the number of Shares sold. This dilution, which is influenced by our net losses from operations, is due in large part to the fact that prior investors in the Company paid an average price of $2.67 per share when they purchased their shares of Common Stock, which is substantially less than the offering price of $7.50 per Share in this Offering. See “Dilution” below for additional information.
Our management will have broad discretion in using the net proceeds of this 0ffering.
     Although we intend to reserve a substantial portion of the offering for the acquisition of other life insurance companies or blocks of life insurance business, we intend to utilize a portion of the net proceeds of the offering to expand the business of our premium finance company and for working capital. While such acquisitions require approval of the insurance commissioner in the appropriate state, management will have absolute and broad discretion regarding the selection of any acquisition. Investors will be dependent upon the judgment and ability of management to select an acquisition that meets to financial and operational objectives of the Company. Investors will also be dependent upon management’s judgment regarding timing of an acquisition. In addition, prospective investors who invest in the Company will be entirely dependent on the judgment of our management in connection with the allocation of the funds raised herein for working capital. There can be no assurance that determinations ultimately made by such persons relating to the specific allocation of those proceeds will permit us to achieve our business objectives. See “Use of Proceeds” below for additional information.
This offering has not been independently reviewed.
     We are offering the Shares directly through issuer agents. While we have reserved the right to place the Shares through the services of a stock broker, the Shares in all likelihood will be sold without the use of an investment banker. Consequently, no independent review of the offering has been, or will likely be, made by any investment banker.
The offering price of the Shares has been fixed exclusively by our management.
     While our management has reviewed and considered our assets, operations, and the acquisition of FLAC in relationship to our initial offerings, the offering price is arbitrarily determined by the company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price. See “Determination of Offering Price” below for additional information.
We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.
     We do not plan to use the services of a broker/dealer to place the Shares. Instead, we will offer the Shares through certain of our agents and employees that have been registered as our agents in Oklahoma. See “Plan of Distribution” below for additional information. Neither we nor any of our agents have registered with FINRA as a “broker” or a “dealer” but have relied on a statutory exemption for a broker or dealer whose business is exclusively within a single state and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the Shares was acting in violation of the statutory exemption, we could be subject to the voidability of contract provisions of the securities laws for any transactions made in violation of the securities acts.
We are highly dependent upon our key personnel, and the loss of any of our key personnel could materially and adversely affect our business.
     Our ability to operate successfully will be dependent primarily upon the efforts of Gregg Zahn, our President and CEO. We have an employment agreement with Mr. Zahn and a $1 million “key man” life insurance policy on his life but the loss of his services could have a materially adverse effect on our ability to operate successfully.
Our officers and directors will own 13.3% of our Common Stock and will continue to have substantial control over us following this offering.
     As of the date of this prospectus, our officers and directors own approximately 16.36% of the outstanding shares of our Common Stock. In the event that all of the shares are sold pursuant to this Prospectus, our officers and directors will own approximately 13.3% of the outstanding shares of our Common Stock. See “Security Ownership” below for additional information. As a result, the officers and directors will be able to continue to influence decisions requiring shareholder approval, including election of the directors and all corporate actions and changes. This could limit the ability of purchasers in this offering to influence the outcome of key transactions.
State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.
     State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For example, under applicable state insurance holding company laws and regulations, no person may acquire control of us, and thus indirect control of our insurance subsidiary, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise) 10% or more of the voting power of our capital stock would be presumed to have acquired control of us, and a person who beneficially acquires 10% or more of our shares of common stock without obtaining the approval of the appropriate state insurance commissioners would be in violation of state insurance holding company statutes and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the state insurance commissioners, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock.

USE OF PROCEEDS
     The Company intends to use the proceeds to finance future acquisition of life insurance companies or blocks of life insurance business, expand our premium finance business and increase working capital. We have a target of $7 million in premiums financed by our premium finance subsidiary, FTCC. To reach our premium finance target, we may use, up to $2,000,000 of the proceeds from this offering and a revolving line of credit provided by the First National Bank of Muskogee in the amount of $3,600,000. We intend to use the remainder of the proceeds to fund the acquisition of life insurance companies or blocks of life insurance business and for working capital. If we do not sell all of the Shares offered by this Prospectus, we may apply a lesser amount to our premium finance business so that we will have cash available for acquisitions and working capital. We are not now in negotiations to acquire any other life insurance company or block of insurance business. We will use up to 10% of the proceeds to pay sales commissions to our agents and an additional 5% of the proceeds to pay additional offering costs.
     The following table summarizes the anticipated use of the gross proceeds from the sale of Shares, assuming all Shares offered are sold. It should be noted, however, that certain of these figures are only estimates and are subject to change, particularly if less than all of the shares offered are sold. There can be no assurance that actual experience will approach this anticipated use of proceeds:

Maximum Offering
of 1,333,334 Shares
Expenses of the offering (1)
Sales commissions (2)	$1,000,000
Legal, accounting , printing and office expense	160,000
Agent recruitment and training	340,000
Expansion of premium finance business (3)	2,000,000
Available for acquisitions (3)	5,000,000
Working Capital (3)	1,500,000

Total	$10,000,000

(1)
Includes fees and expenses for legal, accounting, registration and our transfer agent and printing and mailing costs in connection with the Offering. Also includes agent recruiting, training, and registration expenses, as well as amounts paid for prizes and bonuses to sales personnel in connection with their sales efforts. In no event will sales commissions and other offering expenses exceed 15% of the gross proceeds.

(2)	The Company’s sales agents will be paid commissions ranging from 7% to 10% of the Shares sold by them. The table assumes that all commissions will be 10%.

(3)
The Company will use the net proceeds in the following order of priority; (1) acquisition of life insurance companies or blocks of life insurance business, (2) working capital, and (3) additional funds for the expansion of our premium finance business. The Company may alter the priorities if funds are needed for the expansion of the premium finance business prior to the proceeds being used for other purposes.

DETERMINATION OF OFFERING PRICE AND MARKET DATA
     There is no public market for the Common Stock and, therefore, the Shares have no readily ascertainable market value. Our management has determined the price of the Shares being offered by this Prospectus arbitrarily, and without the input of any third party. The offering price bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the Common Stock offered hereby will have a market value or that they may be sold at this, or at any price. The Shares are offered only as a long-term investment for those who can afford the risk of loss of their entire investment and who can foresee no need to liquidate their investment in the near future. Management considered the price at which its previous offerings had been made, the increase in assets since the last offering, the dilution to existing shareholders, the increase in business in both the life insurance and premium finance business since the last offering and the acquisition of FLAC.
DILUTION
     As of September 30, 2009, we had an aggregate of 5,805,000 shares of Common Stock outstanding and a net book value, as reflected on our balance sheet, of $13,163,403 or approximately $2.27 per share. “Net book value per share” represents our total assets less liabilities, divided by the number of shares of Common Stock outstanding.
     After the offering, if $10 million is raised from the sale of 1,333,334 shares, we will have an aggregate of 7,138,334 shares outstanding and a net book value of $21,663,403 (assuming net proceeds from the Shares being sold of $8,500,000) or approximately $3.03 per share. New Shares will experience an immediate dilution in net book value per Share of $4.47 from the $7.50 per Share purchase price, while the present shareholders will receive an immediate increase in the net book value of $.76 per share. Such dilution represents the difference between the offering price per Share and the net book value per Share immediately after completion of the offering assuming there is no change in net book value other than from the sale of Shares. The increase in book value per Share held by the current shareholders would be solely attributable to the cash paid by new shareholders for their Shares.
PLAN OF DISTRIBUTION
     We are offering up to 1,333,334 Shares on a “best efforts” basis only through a network of agents recruited, trained, and registered as our agents. We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $65,000 and a minimum net worth of $65,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of his or her net worth, excluding vehicles, home and home furnishings.
     Commissions to be paid to agents on each sale will range from 7% - 10% of the amount of the Shares sold. In addition, the agents may receive prizes and other incentives for their sales efforts. All agents must employ the suitability standards for subscribers as set forth in the Subscription Agreement.
     Our agents will be registered as issuer-agents with the Oklahoma Department of Securities. These agents will be limited to making offers and sales to Oklahoma residents. In the event we elect to offer the shares in other states we will use the services of a broker-dealer licensed in that state. At that time we will enter into an underwriting agreement that will provide for the terms and conditions for the offering in that jurisdiction. Neither we nor any of our agents have registered with the Securities and Exchange Commission as a “broker” or a “dealer” in reliance on a statutory exemption for a broker or dealer whose business is exclusively intrastate and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the Shares were acting in violation of statutory exemption, we could be subject to the voidability of contracts provisions of Section 29(b) of the Exchange Act for any transactions made in violation of that act. See, “Risk Factors — We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.”
     The purchase price shall be payable in cash at the time of subscription. Subscriptions are made by executing a Subscription Agreement and by payment of the purchase price by a check made payable to “First Trinity Financial Corporation.” Each subscriber will be required to represent to the Company that they meet the income and net worth requirements for this offering.

     The offering will continue until all of the 1,333,334 Shares being offered are sold or until one year from the date of this Prospectus, whichever occurs first. We may, in our sole discretion, extend the Offering for one additional year. We also may increase the numbers of Shares in this offering by 133,334 Shares if the offering is over-subscribed.
DESCRIPTION OF SECURITIES
Capital Stock
     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which there are 5,805,000 shares issued and outstanding and 550,000 shares of Preferred Stock, par value $.01 per share, none of which have been designated or issued. The following summarizes the important provisions of the Company’s capital stock.
Common Stock
     In the event of liquidation, holders of the shares of Common Stock are entitled to participate equally per Share in all of our assets, if any, remaining after the payment of all liabilities and any liquidation preference on our preferred stock if any is outstanding with a liquidation preference. Holders of the Shares are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefore, subject to any preference in favor of outstanding shares of preferred stock, if any. The holders of Shares are entitled to one vote for each Share held of record in each matter submitted to a vote of shareholders. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, cumulative voting, and registration or redemption provisions with respect to any shares of Common Stock. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the owners of any series of Preferred Stock that we may designate and issue in the future.
Preferred Stock
     The Board of Directors is authorized to issue up to 550,000 shares of Preferred Stock in one or more series. The Board of Directors of the Company, without further action by the shareholders, may issue shares of Preferred Stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and the designation of a number of shares constituting any wholly unissued series of preferred stock. The Company does not anticipate the issuance of any Preferred Shares at this time. In the event that Preferred Shares are to be issued, promoters will be allowed to purchase such shares only on the same terms as existing or new shareholders. In addition, the issuance of preferred shares will only occur upon the approval of a majority of our independent directors.
     The actual effect of the authorization of the Preferred Stock upon the rights of the holders of Common Stock is unknown until the Board of Directors of the Company determines the specific rights of owners of any series of Preferred Stock. Depending upon the rights granted to any series of Preferred Stock, the voting power, liquidation preference, or other rights of common stock could be adversely affected.
Oklahoma Law and Certain Charter Provisions
     Under the Oklahoma General Corporation Act (the Oklahoma Act”), mergers, consolidations and sales of substantially all of the assets of an Oklahoma Corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (an “interested shareholder”). For a period of three years following the date that a shareholder becomes an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) the issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation; (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder; and (vi) any share acquisition by the interested shareholder from the corporation pursuant to Section 1090.1 of the Oklahoma Act. These restrictions do not apply if: (1) before such person becomes an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in any tender or exchange offer; or (3) at or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The provisions of Section 1090.3 are not currently applicable to the Company, but will become so in the event that the Common Stock (or another class of our voting stock) is subsequently listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 1,000 or more shareholders.
     The Oklahoma Act also contains provisions regulating a “control share acquisition,” which effectively deny voting rights to shares in an Oklahoma corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by an affirmative majority of all voting power, excluding all interested shares. A “control share acquisition” is one by which a purchasing shareholder acquires more than 1/5th, 1/3rd or a majority, under various circumstances, of the voting power of the stock of an “issuing public corporation.” An “issuing public corporation” is an Oklahoma corporation that has (i) any class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934; (ii) 1,000 or more shareholders; and (iii) either (a) more than 10% of its shareholders resident in Oklahoma; (b) more than 10% of its shares owned by Oklahoma residents; or (c) 10,000 shareholders resident in Oklahoma.
     Our Certificate of Incorporation limits, to the fullest extent permitted by Oklahoma law, the liability of a director to the Company or our shareholders for monetary damages for a breach of such director’s fiduciary duty as a director. Oklahoma law presently permits such limitations of a director’s liability except where a director breaches his or her duty of loyalty to the Company or our shareholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes payment of an unlawful dividend or stock repurchase, or obtains an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. We believe this provision will assist the Company in maintaining and securing the services of directors who are not employees of the Company.
     Our Bylaws provide that directors and officers shall be indemnified against liabilities arising from their services as directors and/or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests. We have obtained directors’ and officers’ liability insurance to limit our exposure under these provisions.

Transfer Agent
     Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401 is the transfer agent for our Common Stock. Our transfer agent’s phone number is 303-262-0600.
LEGAL MATTERS
     The validity of the Shares offered by this prospectus will be passed upon for the Company by Cooper, Newsome & Woosley PLLP, 401 South Boston Avenue, Suite 3300, Mid-Continent Tower, Tulsa, Oklahoma 74103.
EXPERTS
     The consolidated financial statements as of December 31, 2008 and 2007 and for each of the two years ended December 31, 2008, incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
INCORPORATION BY REFERENCE
     We have filed the following documents with the SEC, which are incorporated herein by reference:
•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.

•	Definitive Proxy Statement for the annual meeting of shareholders held May 20, 2009.

•	Current Report on Form 8-K filed on May 1, 2009.

•	Current Report on Form 8-K filed on June 17, 2009.
     We also incorporate by reference all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC. Any statements contained in this prospectus, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute as part of this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or that may be incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

     Requests for such documents should be addressed in writing or by telephone to John R. Perkins, our Secretary and Director of Compliance at First Trinity Financial Corporation, 7633 E. 63rd Place, Suite 230, Tulsa, OK 74133. Our telephone number is (918) 249-2438 and our corporate website is www.firsttrinityfinancial.com. The information which appears on our website is not part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
     In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval database system, or EDGAR. Copies of the registration statement of which this prospectus is a part and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings may be examined without charge via the EDGAR database. The web address of the EDGAR database is www.sec.gov. They are also available on our website, www.firsttrinityfinancial.com. Our website is not a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The estimated expenses payable by the Company in connection with the offering of the securities being registered are as follows:

SEC filing fee	$784
Agent recruitment and training	340,000
Legal fees and expenses	40,000
Accounting fees and expenses	40,000
Printing and mailing	20,000
Transfer agent fees	10,000
Miscellaneous	49,216

Total	$500,000

Item 14. Indemnification of Directors and Officers.
     Our Bylaws require indemnification to the extent permitted by law of any director, officer, employee, and agent who is a party or is threatened to be made a party to any action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of, the Company. Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities
     The Company sold 2,000,000 common shares at $.10 per share to its organizing shareholders in April of 2004 for total proceeds of $200,000, in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the April 2004 private placement. On May 21, 2004, we undertook a private placement of 1,000,000 shares of common stock for gross proceeds of $1,250,000. This private placement, which was concluded on August 31, 2004, was conducted in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the private placement. On June 22, 2005 the Company registered 2,550,000 shares to be sold at $5.00 per share in an intrastate public offering with the Oklahoma Securities Commission for gross proceeds in the amount of $12,750,000 with a 10% oversale provision. The offering was sold by issuer agents registered with the Oklahoma Securities Commission. That offering was completed on February 23, 2007 with gross proceeds of $14,025,000 including the 10% oversale. The offering was sold pursuant to an exemption from registration provided by Section 3(a)(11) of the Securities Act of 1933, as amended, and Rule 147 promulgated thereunder.

Item 16. Exhibits and Financial Schedules
(a) Exhibits
     See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.
(b) Financial Statement Schedules
     None
Item 17. Undertakings
     The registrant undertakes:
(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X and are not set forth in the prospectus, to deliver, or cause to be delivered to each such person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized in Tulsa, Oklahoma on December 10, 2009

FIRST TRINITY FINANCIAL CORPORATION an Oklahoma corporation

December 21, 2009	By:	/s/Gregg Zahn

Gregg Zahn, President and Chief Executive Officer

December 21, 2009	By:	/s/William Lay

William Lay, Treasurer and Chief Financial Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Gregg Zahn and William Lay, or any of them, as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do in person, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By	/s/Gregg Zahn	President, Chief Executive Officer and Director	December 21, 2009

Gregg Zahn

By	/s/Scott J. Engebritson	Chairman of the Board and Director	December 21, 2009

Scott J. Engebritson

By	/s/William S. Lay	Treasurer, Chief Financial Officer and Director	December 21, 2009

William S. Lay

By	/s/John R. Perkins	Secretary and Director	December 21, 2009

John R. Perkins

By	/s/H. Bryan Chrisman	Director	December 21, 2009

H. Bryan Chrisman

By	/s/Bill H. Hill	Director	December 21, 2009

Bill H. Hill, Director

By	/s/Charles Wayne Owens	Director	December 21, 2009

Charles Wayne Owens

By	/s/Loren Everett Owens	Director	December 21, 2009

Loren Everett Owens

By	/s/George E. Peintner	Director	December 21, 2009

George E, Peintner

By	/s/G. Wayne Pettigrew	Director	December 21, 2009

G. Wayne Pettigrew

By	/s/Gary L. Sherrer	Director	December 21, 2009

Gary L. Sherrer

By	/s/Shannon B. Young	Director	December 21, 2009

Shannon B. Young

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

3.2	By-laws, as amended and restated, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 1, 2009.

4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

5.1**	Opinion of Cooper Newsome & Woolsey PLLP.

10.1	Administrative Service Agreement between TLIC (formerly FLAC) and IHLIC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.2	Lease Agreement, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

10.3	Reinsurance Agreement with Investors Heritage Life Insurance Company is incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10SB12G/A filed July 23, 2007

10.4	Reinsurance Agreement with Munich American Reinsurance Company is incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form 10SB12G/A filed July 23, 2007

10.5	Employment Agreement of Gregg Zahn, President, dated October 30, 2007, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB filed November 14, 2007.

10.6
First Amendment to Lease Agreement between First Trinity Financial Corporation and Amejak Limited Partnership dated July 1, 2008, incorporated by reference to Exhibit 10.6 to the Company’s Annual report on Form 10-K filed April 14, 2009.

10.7	Amendment to Employment Agreement of Gregg Zahn, President dated March 13, 2008, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on form 8-K filed April 14, 2008.

10.8
Lease Agreement dated July 10, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.9
Lease Agreement dated August 2, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.10	Employment Agreement of William S. Lay, dated April 18, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 22, 2009.

10.11
Loan agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

10.12
Loan guaranty agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

10.13
Administrative Services Agreement between First Life America Corporation and Investors Heritage Life Insurance Company dated June 16, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.14
First Amendment to Administrative Services Agreement between Trinity Life Insurance Company and Investors Heritage Life Insurance Company incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 17, 2009.

21.1*	Subsidiaries of First Trinity Financial Corporation.

23.1**	Consent of Cooper Newsome & Woolsey PLLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2**	Consent of Kerber, Eck and Braeckel, LLP.

24.1*	Powers of Attorney (included in the signature pages hereto, and incorporated herein by reference)

99.1	Oklahoma Insurance Holding Company Disclaimer of Control of Gregg Zahn, incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.2	Form of Promotional Shares Escrow Agreement (six year restriction), is incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form 10SB12G filed April 20, 2007.

99.3	Form of Promotional Shares Escrow Agreement (four year restriction), is incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.4
Termination of Oklahoma Insurance Holding Company Disclaimer of Control between the Oklahoma Department of Insurance and Gregg Earl Zahn dated August 2, 2007 is incorporated by reference to Exhibit 99.4 to the Company’s Form 10-K filed on March 31, 2008.

99.5	First Life America Corporation unaudited financial statements for the period ending September, 30, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.6	First Life America Corporation audited financial statements for the years ended December 31, 2007 and 2006, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.7	Pro forma condensed financial information for the acquisition of First Life America Corporation on December 23, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.8	Form R Oklahoma Redomestication Application of First Life America Corporation, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

99.9	Completion of acquisition of First Life America Corporation, , incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 26, 2009.

99.10*	Subscription Agreement

*	Filed herewith

**	To be filed by amendment